Exhibit 99.46

FOR IMMEDIATE RELEASE

MASTRONARDI HOLDINGS LIMITED REDUCES HOLDINGS OF VILLAGE FARMS

INTERNATIONAL, INC.

KINGSVILLE, ONTARIO – January 11, 2018 – Mastronardi Holdings Limited (“MHL”) announces that today it disposed of 5,247,400 common shares of Village Farms International, Inc. (“Village Farms”), representing an aggregate of approximately 12.48% of the issued and outstanding common shares. Following the disposition, MHL no longer holds any common shares of Village Farms. The disposition occurred through exchange facilities at a price of Cdn.$7.90 per common share for an aggregate sale price of Cdn.$41,454,460.00.

MHL is located at 2100 Road 4 East, Kingsville, Ontario, Canada, N9Y 2E5. For further information, or to obtain a copy of the early warning report to be filed by MHL, please contact Steve Attridge at 519-326-1491. Village Farms is listed on the Toronto Stock Exchange under the symbol “VFF” and its head office is located at 4700 – 80th Street, Delta, British Columbia, Canada, V4K 3N3.

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